Exhibit 5.1

May 17, 2018

Camden Property Trust
11 Greenway Plaza, Suite 2400
Houston, Texas 77046

Re:    Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), on or about the date hereof relating to an aggregate of 8,713,147 common shares of beneficial interest, par value $0.01 per share (the "Shares"), of Camden Property Trust, a Texas real estate investment trust (the "Company"), that may be issued pursuant to the Camden Property Trust 2018 Share Incentive Plan and the Camden Property Trust 2018 Employee Share Purchase Plan (collectively, the "Plans").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Texas Business Organizations Code.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued common shares of beneficial interest of the Company will be available for issuance when the Shares are issued.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dentons US LLP

DENTONS US LLP